2002 STOCK INCENTIVE PLAN

OF

AMETEK, INC.

RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT (“Agreement”), made as of April 27, 2005, by and between AMETEK, Inc., a Delaware corporation (the “Company”), and Frank S. Hermance (the “Recipient”).

W I T N E S S E T H :

WHEREAS, the Company has adopted the 2002 Stock Incentive Plan of AMETEK, Inc. (the “Stock Incentive Plan”), pursuant to which the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, inter alia, award shares of the Company’s common stock, par value $0.01 per share (“Shares”), to such key employees of the Company as the Committee may determine, and subject to such terms, conditions and restrictions as the Committee may deem advisable;

WHEREAS, the Company and the Recipient are parties to a Termination and Change of Control Agreement, dated as of May 18, 2004, as it may be amended from time to time (the “Termination Agreement”); and

WHEREAS, pursuant to the Stock Incentive Plan, the Committee has awarded to the Recipient a restricted stock award, subject to the terms, conditions and restrictions set forth in the Stock Incentive Plan, the Termination Agreement and in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

FIRST: Pursuant to the Stock Incentive Plan, the Recipient has been awarded on April 27, 2005 (the “Award Date”), a restricted stock award with respect to 350,000 Shares (the “Restricted Stock Award”, and such Shares, the “Restricted Shares”), subject to the terms, conditions and restrictions set forth in the Stock Incentive Plan, the Termination Agreement and in this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the same meanings as defined in the Stock Incentive Plan.

SECOND: The purchase price for the Restricted Shares shall be $0.01 per Share, such amount to be withheld from the Recipient’s pay, no later than 60 days after the Award Date.

THIRD: The Restricted Shares shall become nonforfeitable on the earliest to occur of:

(a)	the sixth anniversary of the Award Date if the Recipient is in the continuous employ of the Company (or any successor or Affiliate of the Company) through such sixth anniversary date;

(b)	the death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) of the Recipient;

(c)	the Recipient’s termination of employment by the Company (or any successor or affiliate) without “Cause” (as defined in the Termination Agreement) or by the Recipient for “Good Reason” (as defined in the Termination Agreement);

(d)	a “Change of Control” (as defined in the Termination Agreement); or

(e)	the fair market value of a Share equaling or exceeding a target price (the “Target Price”) of 200% of the closing price of a Share on the Award Date on the New York Stock Exchange, on each of five consecutive trading days occurring during the period beginning on the day after the Award Date and ending on the sixth anniversary of the Award Date. For purposes hereof, notwithstanding any other provision of the Stock Incentive Plan, the fair market value of a Share on any given day shall be the closing price on that day on the stock exchange or market on which the Shares are primarily traded.

In addition, in the event of the Recipient’s Retirement (as defined below) prior to the sixth anniversary of the Award Date, then a pro rata portion of the Restricted Shares shall become nonforfeitable. The pro rata portion of the Restricted Shares which shall become nonforfeitable shall be the number of Restricted Shares equal to the total number of Restricted Shares multiplied by a fraction, the numerator of which shall be the number of full months of the Recipient’s employment with the Company (or any successor or Affiliate) following the Award Date and the denominator of which shall be 72; provided, however, that no fractional Shares shall become nonforfeitable and cash shall be paid in lieu thereof. For purposes hereof, “Retirement” shall mean the Recipient’s retirement from the Company (or any successor or Affiliate) at or after age 55 and the completion of at least 10 years of employment with the Company (or any successor or Affiliate). Except to the extent, if any, that the Restricted Shares shall have become nonforfeitable pursuant to the foregoing provisions of this paragraph THIRD, if the Recipient shall voluntarily or involuntarily leave the employ of the Company and its Affiliates prior to the sixth anniversary of the Award Date, the Restricted Shares (and any dividends, distributions and adjustments retained by the Company with respect thereto) shall be forfeited and the consideration paid pursuant to paragraph SECOND of this Agreement shall be returned to the Recipient.

FOURTH: Restrictions shall be imposed on a transfer of the Restricted Shares, and the Company shall place a stop order with the transfer agent against any transfer of such Shares and shall retain the stock certificate representing such Shares, until such time as the Restricted Shares shall become nonforfeitable in accordance with Paragraph THIRD. Prior to the lapse of the restrictions on the transferability of the Restricted Shares, the Recipient shall have all other rights and privileges of a beneficial and record owner with respect to such Shares, including, without limitation, voting rights and the right to receive dividends, distributions and adjustments with respect to such Shares; provided, however, that any dividends, distributions and adjustments with respect to the Restricted Shares, plus interest credited on any such dividends, shall be retained by the Company for the Recipient’s account and for delivery to the Recipient, together with the stock certificate representing such Shares, only as and when such Restricted Shares have become nonforfeitable. For purposes of this paragraph FOURTH, interest shall be credited from the date a dividend with respect to the Restricted Shares is made to the date on which the Company distributes such amounts to the Recipient, at the five-year Treasury Note rate, plus 0.5%, as such rate is set forth in the Wall Street Journal as of the first business day of each calendar quarter.

FIFTH: If prior to the expiration or lapse of all of the restrictions and conditions on the Restricted Shares under this Agreement, there shall be declared and paid a stock dividend upon the Restricted Shares or if the Restricted Shares shall be split up, converted, exchanged, reclassified or in any way substituted for, the Recipient shall receive, subject to the same restrictions and conditions as the original Restricted Shares subject to this Agreement, the same securities or other property as are received by the holders of the Company’s Shares pursuant to such stock dividend, split up, conversion, exchange, reclassification or substitution. If the Recipient receives any securities or property of the Company (or any acquiring entity) pursuant to this Paragraph FIFTH, such securities or other property shall thereafter be deemed to be “Shares” and “Restricted Shares” within the meaning of this Agreement. In the event of any transaction to which this Paragraph FIFTH applies (other than a stock dividend), the Committee (or the Company, if the Committee no longer exists) shall adjust the Target Price in Paragraph THIRD, subparagraph (d), to take into account the effect of the transaction.

SIXTH: If, with respect to the Restricted Shares (and any dividends, distributions and adjustments to such Shares), the Company (or any successor or Affiliate) shall be required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Recipient shall be permitted to elect to (i) have the Company (or successor or Affiliate) deduct and withhold such amounts from any cash payment to be made by the Company (or successor or Affiliate) to the Recipient (whether or not under this Agreement) or to such other person with respect to whom such withholding may arise; (ii) make payment in cash to the Company (or successor or Affiliate) in such amount as is required to be withheld, (iii) have the Company withhold such number of Restricted Shares as shall have a Fair Market Value, valued on the date on which such withholding requirement arises, equal to the amount required to be withheld, or (iv) deliver to the Company Mature Shares already owned by the Recipient and having a Fair Market Value, valued on the date on which such withholding requirement arises, equal to the amount required to be withheld. Any such election shall be made within five (5) business days after the Restricted Shares shall become nonforfeitable pursuant to such procedures as are established by the Company for this purpose. If the Recipient fails to make any such election within such five (5) business days or the Recipient fails to satisfy its withholding obligations within thirty (30) days after the Restricted Shares shall become nonforfeitable, the Company shall satisfy its withholding obligations by withholding the number of Restricted Shares as described in, and determined pursuant to, clause (iii) above, which Restricted Shares shall be liquidated by the Company in order for the Company to satisfy its wthholding obligations. Pending the election and payment by the Recipient of the withholding obligations, the Recipient hereby grants to the Company a security interest in a number of Restricted Shares having a Fair Market Value, valued on the date on which such withholding requirement arises, equal to the amount required to be withheld.

SEVENTH: The Company and the Recipient each hereby agrees to be bound by the terms and conditions set forth in the Stock Incentive Plan.

EIGHTH: Any notices or other communications given in connection with this Agreement shall be sent either by registered or certified mail, return receipt requested, or by overnight mail, or by facsimile, to the indicated address or number as follows:

If to the Company: AMETEK, Inc.

37 North Valley Road — Building 4
P.O. Box 1764 Paoli, PA 19301 Facsimile: 610-296-3412 Attention: Corporate Secretary If to the Recipient:	Frank S. Hermance
1300 Meadow Lane
Berwyn, PA 19312
Facsimile: 610-651-5969

or to such changed address or number as to which either party has given notice to the other party in accordance with this Paragraph EIGHTH. All notices shall be deemed given when so mailed, or if sent by facsimile, when electronic confirmation of the transmission is received, except that a notice of change of address shall be deemed given when received.

NINTH: This Agreement, the applicable provisions of the Termination Agreement (including but not limited to Section 4 thereof) and the Stock Incentive Plan constitute the whole agreement between the parties hereto with respect to the Restricted Stock Award.

TENTH: This Agreement shall not be construed as creating any contract of employment between the Company and the Recipient.

ELEVENTH: This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Recipient.

TWELFTH: Except as required by Delaware corporate law, this Agreement shall be subject to and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMETEK, INC.

By: /s/ John J. Weaver

John J. Weaver
Corporate Vice President – Human Resources

Recipient

/s/ Frank S. Hermance

Frank S. Hermance